Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated March 7, 2007 relating to the financial statements of AgFeed Industries, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Goldman & Parks LLP
Tarzana, California
August 17, 2007